Exhibit 4.3

Execution Version

SUPPLEMENTAL INDENTURE NO. 1

This SUPPLEMENTAL INDENTURE NO. 1 (this “Supplemental Indenture”), dated as of August 24, 2011, is by and among CONSOL ENERGY INC., a Delaware corporation (the “Company”), certain of the Company’s subsidiaries signatory hereto (each, a “Subsidiary Guarantor” and, collectively, the “Subsidiary Guarantors”) and THE BANK OF NOVA SCOTIA TRUST COMPANY OF NEW YORK, as trustee under the indenture referred to below (the “Trustee”).

WITNESSETH:

WHEREAS, the Company, the Trustee and the Subsidiary Guarantors have executed an Indenture dated as of March 9, 2011 (the “Indenture”) between the Company, the Subsidiary Guarantors listed on Schedule I thereto and the Trustee, providing for the issuance of 6.375% Senior Notes Due 2021 (the “Securities”);

WHEREAS, the Company desires to execute and deliver this Supplemental Indenture to clarify in clause (iii) of the definition of “Asset Disposition” that “ordinary course of business” transactions include, for the avoidance of doubt, transfers to facilitate the exploration, development and production of oil and gas properties through joint operating agreements and similar arrangements which are customary in the industry (the “Proposed Amendment”);

WHEREAS, the Board of Directors of the Company has determined that it is in the best interest of the Company to make the Proposed Amendment;

WHEREAS, Section 9.02 of the Indenture provides that the Company, the Subsidiary Guarantors and the Trustee may amend the Indenture with the written consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Securities (the “Required Consent”);

WHEREAS, the Company has obtained the Required Consent pursuant to the Consent Solicitation Statement, dated August 18th, 2011 (as amended, supplemented or otherwise modified from time to time, the “Consent Solicitation Statement”) to the Proposed Amendment upon the terms and subject to the conditions set forth therein; and

WHEREAS, pursuant to Section 9.02 of the Indenture, having received the Required Consent, the Company, the Subsidiary Guarantors and the Trustee are authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Subsidiary Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Securities as follows:

1. Definitions. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. Effective Date; Operative Date. This Supplemental Indenture shall become effective upon the execution and delivery hereof by the Company, the Subsidiary Guarantors and the Trustee. The terms hereof shall become operative on the date (the “Operative Date”) the Company has paid the Consent Payment (as defined in the Consent Solicitation Statement) in accordance with and as contemplated by the Consent Solicitation Statement. This Supplemental Indenture will be void if not operative by September 30, 2011.

Execution Version

3. Amendment to Section 1.01 (Definitions). As of the Operative Date, Section 1.01 (Definitions) is hereby amended by inserting the following language at the end of clause (iii) of the first sentence of the definition of “Asset Disposition”: “, which “ordinary course of business” includes, for the avoidance of doubt, transfers to facilitate the exploration, development and production of oil and gas properties through operating agreements and similar arrangements which are customary in the industry.”

4. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

5. Conflict with Trust Indenture Act. If any provision of this Supplemental Indenture limits, qualifies or conflicts with any provision of the TIA that is required under the TIA to be part of and govern any provision of this Supplemental Indenture, the provision of the TIA shall control. If any provision of this Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the provision of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this Supplemental Indenture, as the case may be.

6. Successors. All agreements of the Company in this Supplemental Indenture shall bind its successors. All agreements of the Trustee in this Supplemental Indenture shall bind its successors. All agreements of each Subsidiary Guarantor in this Supplemental Indenture shall bind its successors.

7. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

8. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

9. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

10. Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction thereof.

Execution Version

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture No. 1 to be duly executed as of the date first above written.

CONSOL ENERGY INC.

By:	/s/ Stephen W. Johnson
Name: Stephen W. Johnson
Title: Senior Vice President and General Counsel

The Guarantors identified on Schedule I hereto, as Guarantors

By:	/s/ Stephen W. Johnson
Name: Stephen W. Johnson
as Authorized Signatory for each of the Guarantors listed on Schedule I hereto

THE BANK OF NOVA SCOTIA TRUST COMPANY OF NEW YORK, as Trustee,

By:	/s/ Warren A. Goshine
Name: Warren A. Goshine
Title: Vice President

Execution Version

Schedule I

Subsidiary Guarantors

AMVEST Coal & Rail, L.L.C.

AMVEST Coal Sales, Inc.

AMVEST Corporation

AMVEST Gas Resources, Inc.

AMVEST Mineral Services, Inc.

AMVEST Minerals Company, L.L.C.

AMVEST Oil & Gas, Inc.

AMVEST West Virginia Coal, L.L.C.

Braxton-Clay Land & Mineral, Inc.

Cardinal States Gathering Company

Central Ohio Coal Company

CNX Gas Company LLC

CNX Gas Corporation

CNX Land Resources Inc.

CNX Marine Terminals Inc.

Coalfield Pipeline Company

Conrhein Coal Company (by Consolidation Coal Company and MTB Inc., its partners)

CONSOL Energy Holdings LLC VI

CONSOL Energy Sales Company

CONSOL Financial Inc.

CONSOL of Canada Inc.

CONSOL of Central Pennsylvania LLC

CONSOL of Kentucky Inc.

CONSOL of Ohio LLC

CNX Water Assets LLC (f/k/a CONSOL of WV LLC)

CONSOL of Wyoming LLC

Consol Pennsylvania Coal Company LLC

Consolidation Coal Company

Eighty-Four Mining Company

Fola Coal Company, L.L.C.

Glamorgan Coal Company, L.L.C.

Helvetia Coal Company

Island Creek Coal Company

Keystone Coal Mining Corporation

Knox Energy, LLC

Laurel Run Mining Company

Leatherwood, Inc.

Little Eagle Coal Company, L.L.C.

McElroy Coal Company

MOB Corporation

Mon River Towing, Inc.

MTB Inc.

Nicholas-Clay Land & Mineral, Inc.

Peters Creek Mineral Services, Inc.

Reserve Coal Properties Company

Rochester & Pittsburgh Coal Company

Southern Ohio Coal Company

TEAGLE Company, L.L.C.

TECPART Corporation

Terra Firma Company

Terry Eagle Coal Company, L.L.C.

Terry Eagle Limited Partnership (by TEAGLE Company, L.L.C. and TECPART Corporation, its general partners)

Twin Rivers Towing Company

Vaughan Railroad Company

Windsor Coal Company

Wolfpen Knob Development Company